EXHIBIT 4.02
                   SUBORDINATED DEBENTURE EXTENSION AGREEMENT


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                   SUBORDINATED DEBENTURE EXTENSION AGREEMENT

1 Date of Agreement. The date of this Agreement is the ______ day of ______________, 1997.

2    Parties.

     2.1 DYNASIL CORPORATION OF AMERICA ("Dynasil"), with offices at 385 Cooper Road, West Berlin, New Jersey, 08091; and

     2.2 Debenture Holder, ("Holder") whose address is Holder Address.

3    Background.

     3.1 On June 1, 1988, Dynasil issued a Ten Percent Subordinated Debenture in the amount of $Debenture Amount (the "Debenture") to Holder registered as Debenture# in the series of the Debenture.

     3.2 Pursuant to the terms of the Debenture, it was to become due on June 1, 1998.

     3.3 It is the purpose of this Agreement to extend the term of the Debenture from June 1, 1998 to June 1, 2002, in consideration of the issuance to Holder of warrants to purchase #Warrants shares of the common stock of Dynasil at an exercise price of $3.00 per share, such warrants to have a term of April 15, 1997 to June 1, 2002.

4    Terms of the Debenture Extension.

     4.1 Holder agrees that the Dynasil Corporation of America Ten Percent Subordinated Debenture due June 1, 1998 registered as Debenture# in the name of Debenture Holder, Holder Address, be and hereby is modified as follows:


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     4.1.1 All references to the maturity date of the Debenture shall be modified so that the maturity date of the Debenture shall be June 1, 2002.

     4.1.2 As consideration for the extension of the maturity date of the Debenture, Dynasil will issue to Holder warrants (in the form appended hereto as Exhibit "A") to purchase #Warrants shares of the common stock of Dynasil at an exercise price of $3.00 per share, such warrants to be effective April 15, 1997 and to expire on June 1, 2002.

     4.2 Except to the extent that the modification of the maturity date of the Debenture as changed pursuant to this Agreement, require a change in the dates set forth in the body of the Debenture, all other terms and conditions of the Debenture not specifically set forth herein shall remain the same.

5 Notices. All notices, requests, and demands given to or made upon the parties hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at the address of such party set forth in Section 2 "Parties" above. Any party may, by notice hereunder to the other party, designate a changed address for such party. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received the fifth business day thereafter, or when it is actually received, whichever is sooner. All references to hours of the day shall mean the official time in effect on the date in question in the State of New Jersey.

6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.


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7    Captions. Captions of the sections of this Agreement are for convenience and reference only, and the words contained shall not be held to modify, amplify, or aid in the interpretation of the provisions of this Agreement.

8 Situs. This Agreement shall be deemed to be an agreement made under the laws of the State of New Jersey, and for all purposes it shall be construed in accordance with and governed by the laws of the State of New Jersey.

9 Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11 Modification. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

12 Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.

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     Executed by each party on the date appearing next to the following respective signatures.

                                            DYNASIL CORPORATION OF AMERICA


______________________________              ___________________________________
DATE                                        By:


______________________________              ___________________________________
DATE                                        Debenture Holder


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